As Filed with the Securities and Exchange Commission on May 20, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

JONES SODA CO.

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	52-2336602 (I.R.S. Employer Identification No.)

66 South Hanford Street, Suite 150, Seattle, Washington (Address of Principal Executive Offices)	98134 (Zip Code)

Jones Soda Co. 2022 Omnibus Equity Incentive Plan

(Full title of the plan)

Mark Murray
Chief Executive Officer
66 South Hanford Street, Suite 150
Seattle, WA, 98134

(Name and address of agent for service)

(206) 624-3357

(Telephone number, including area code, of agent for service)

Copies to:

Andrew J. Bond, Esq.
Sheppard, Mullin, Richter & Hampton LLP
1900 Avenue of the Stars, Suite 1600
Los Angeles, CA, 90067-6055
(310) 228-6155

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Jones Soda Co. (the “Registrant”) will provide each recipient (the “Recipients”) of a grant under the Jones Soda Co. 2022 Omnibus Equity Incentive Plan (the “Plan”) with documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information and Employee Program Annual Information.*

The Registrant will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Mark Murray

Chief Executive Officer

66 South Hanford Street, Suite 150

Seattle, WA, 98134

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows the Registrant to “incorporate by reference” the information that the Registrant files with them, which means that the Registrant can disclose important information by reference to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. The following documents filed by the Registrant with the SEC are hereby incorporated by reference into this Registration Statement:

(a)         The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on March 14, 2022, which contain the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)         The Registrant’s latest Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, as filed with the SEC on May 13, 2022, which contain the Company’s latest unaudited interim financial statements;

(c)         The Registrant’s Current Reports on Form 8-K filed with the SEC on February 15, 2022, February 18, 2022, March 21, 2022 and May 16, 2022; and

(d)         The description of the Registrant’s common stock which is contained in a Registration Statement on Amendment No. 1 on Form 8-A/A filed on March 20, 2003, pursuant to Section 12(g) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or deregisters all securities then remaining unsold, will be incorporated by reference into this Registration Statement from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the SEC shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Bylaws provide that the Registrant may indemnify and advance any person who was or is made or is threatened to be made or is otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company to the fullest extent permitted under Washington law.

Under Revised Code of Washington (“RCW”) Section 23B.08.510, the Registrant may indemnify a director in his or her capacity as a director against liability incurred in a proceeding if (a) the person acted in good faith, (b) the person had no reasonable cause to believe the person’s conduct was unlawful and (c) the person reasonably believed that the person’s conduct was in the best interests of the Registrant or not opposed to the Registrant’s best interests. The Registrant may also pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of a proceeding if: (i) the director provides written affirmation of the director’s good faith belief that he or she has met the standard of conduct under RCW Section 23B.08.510 and (ii) the director provides a written undertaking to repay the advance if it is ultimately determined that the director did not meet such standard of conduct.

Under Section 23B.08.520, the Registrant is obligated to indemnify a director of the Registrant if such director was wholly successful in the defense of any proceeding to which the director was a party by reason of being a director of the Registrant, against reasonable expenses incurred by the director in connection with the proceeding. However, the Registrant may not indemnify a director in connection with a proceeding (a) in which the director was adjudged liable to the Registrant or (b) charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Under RCW 23B.08.570, the Registrant is not obligated to indemnify an officer of the Registrant who is not a director pursuant to RCW 23B.08.520, and such officer is entitled to apply for court-ordered indemnification under RCW 23B.08.540. Under Washington law, the Registrant may indemnify and advance expenses to an officer, employee or agent of the Registrant who is not a director to the same extent as a director.

If authorized by a resolution adopted or ratified, before or after the event, by the shareholders of the Registrant, the Registrant has the power to indemnify or agree to indemnify a director made a party to a proceeding, or obligate ourself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations contained the Registrant’s Amended and Restated Bylaws (other than as set forth below); provided that no such indemnity shall indemnify any director from or on account of: (i) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (ii) conduct of the director finally adjudged to be an unlawful distribution under RCW 23B.08.310; or (iii) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

The Registrant is not aware of any current or threatened litigation or proceeding that may result in a claim for indemnification.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Document
4.1

Articles of Incorporation of Jones Soda Co. (Previously filed as, and incorporated herein by reference to, Exhibit 3.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001).

4.2	Articles of Amendment to the Articles of Incorporation of Jones Soda Co.*
4.3

Amended and Restated Bylaws of Jones Soda Co. (Previously filed with, and incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the SEC on November 8, 2013).

5.1	Opinion of Cairncross & Hempelmann P.S. *
10.1

Jones Soda Co. 2022 Omnibus Equity Incentive Plan (Previously filed with, and incorporated herein by reference to, Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2022).

23.1	Consent of Armanino LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Cairncross & Hempelmann P.S. (included in Exhibit 5.1).*
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).*
107	Filing Fee Table

*         Filed herewith

Item 9. Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 20, 2022.

JONES SODA CO.

By /s/ MARK MURRAY

Mark Murray

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark Murray, President and Chief Executive Officer, and Joe Culp, Interim Chief Financial Officer, Controller, and Principal Financial and Accounting Officer his true and lawful attorneys-in-fact and agents, each acting individually, with full power of substitution, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement on Form S-8 and to perform any acts necessary in order to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ MARK MURRAY Mark Murray	President, and Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2022

/s/ JOE CULP Joe Culp	Interim Chief Financial Officer and Controller (Principal Financial and Accounting Officer)	May 20, 2022

/s/ PAUL NORMAN Paul Norman	Chairman of the Board of Directors	May 20, 2022

/s/ JAMIE COLBOURNE Jamie Colbourne	Director	May 20, 2022

/s/ CLIVE SIRKIN Clive Sirkin	Director	May 20, 2022

/s/ ALEXANDER SPIRO Alexander Spiro	Director	May 20, 2022

/s/ CHAD BRONSTEIN Chad Bronstein	Director	May 20, 2022

INDEX TO EXHIBITS

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description of Document
4.1

Articles of Incorporation of Jones Soda Co. (Previously filed as, and incorporated herein by reference to, Exhibit 3.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001).

4.2	Articles of Amendment to the Articles of Incorporation of Jones Soda Co.*
4.3

Amended and Restated Bylaws of Jones Soda Co. (Previously filed with, and incorporated herein by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the SEC on November 8, 2013).

5.1	Opinion of Cairncross & Hempelmann P.S. *
10.1

Jones Soda Co. 2022 Omnibus Equity Incentive Plan (Previously filed with, and incorporated herein by reference to, Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2022).

23.1	Consent of Armanino LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Cairncross & Hempelmann P.S. (included in Exhibit 5.1).*
24.1	Power of Attorney (included as part of the signature page to this Registration Statement).*
107	Filing Fee Table

*         Filed herewith